Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:

Annapolis, Maryland

Contact:                                                  Richard J. Morgan
President and Chief Executive Officer
(410) 280-6695

COMMERCEFIRST BANCORP RELEASES 2nd Quarter 2006 FINANCIAL RESULTS

July 26, 2005

CommerceFirst Bancorp, Inc., (NASDAQ: CMFB), the parent company of CommerceFirst Bank, today released financial results for its 2nd quarter 2006 operations, as follows:

CommerceFirst Bancorp, Inc. the holding company for CommerceFirst Bank, reported a consolidated net profit of $587 thousand for the six-month period ended June 30, 2006. This reflected a 51.7% increase over the $387 thousand earned for the six-month period ended June 30, 2005. The Company reported a net profit of $302 thousand for the three-month period ended June 30, 2006 as compared to a net profit of $207 thousand for the three-month period ended June 30, 2005. These results are attributable to increased loans outstanding and an improved net interest margin.

	Three Months		Six Months
	2006	2005	2006	2005

Revenues	$2,087,392	$1,392,424	$3,973,364	$2,650,578
Earnings before income tax	485,982	352,146	914,803	645,236
Income tax (1)	184,000	145,000	327,874	258,000
Net earnings	301,982	207,146	586,929	387,236
Earnings per basic and diluted share	$0.17	$0.11	$0.33	$0.26
Average basic shares outstanding	1,803,583	1,803,583	1,803,583	1,489,123
Average diluted shares outstanding	1,849,632	1,822,711	1,846,976	1,509,459

(1) Includes federal and state income taxes

Our plans for the balance of 2006 include exploration of potential future branch sites, consideration of possible additions to our lending and business development teams, and appropriate investment in our operational infrastructure on both the loan and deposit sides to insure our ability to deliver a very high quality performance consistently to our customer base.

Forward Looking Statements.            This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.

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